GENEREX BIOTECHNOLOGY RAISES $20,650,000 THROUGH PRIVATE PLACEMENT

WORCESTER, Mass., Apr 1, 2008 (PrimeNewswire via COMTEX) -- Generex Biotechnology Corporation (Nasdaq: GNBT) announced today that it has signed definitive agreements for the issuance of 8% Secured Convertible Notes and Warrants in a private placement with existing institutional investors for aggregate gross proceeds to Generex of $20,650,000. Generex expects to use the proceeds for working capital purposes, including undertaking global Phase III clinical trials of Generex Oral-lyn™ at sites in the United States, Canada, and Europe.

Interest on the Notes will accrue at a rate of eight percent (8%) per annum. The Notes are initially convertible by the holders thereof at any time after the closing into shares of Generex's common stock at a conversion price of $1.21, which represents 110% of the closing bid price of the common stock on the NASDAQ Capital Market on March 31, 2008. The Notes amortize over fifteen (15) months in fifteen (15) equal monthly installments beginning on August 1, 2008. Generex may pay principal and accrued interest in cash or, at Generex's option, in shares of its common stock. If Generex elects to pay principal and interest in shares of its common stock, the value of each share of common stock will be equal to the lower of (a) the conversion price, and (b) 90% of the average of the volume weighted average prices of the common stock on each of the twenty (20) consecutive trading days immediately preceding the applicable payment date.

The Warrants include: (i) Series A and A1 Warrants, which are exercisable for a period of 7 years into an aggregate of 75% of the number of shares of Generex's common stock initially issuable upon conversion of the Notes, with the Series A Warrants immediately exercisable and the Series A1 warrants exercisable beginning 6 months after the closing date (September 30, 2008), (ii) Series B Warrants, which are exercisable for a period of one year beginning September 30, 2008 into 100% of the number of shares of Generex’s common stock initially issuable upon conversion of the Notes, and (iii) Series C Warrants, which are exercisable for a period of 7 years beginning September 30, 2008, but only to the extent that the Series B Warrants are exercised and only in the same percentage that the Series B Warrants are exercised, up to a maximum percentage of 75% of the number of shares of Generex’s common stock initially issuable upon conversion of the Notes. The initial exercise price of each Series A Warrant, Series A1 Warrant, Series B Warrant and Series C Warrant will be $1.21.

The conversion price of the Notes and the exercise price of the Warrants, as the case may be, are subject to a full-ratchet adjustment upon the occurrence of certain events, including the issuance by Generex of securities at a price per share less than the then conversion price or exercise price, as applicable. In addition, the transaction documents provide that unless and until Generex has obtained shareholder approval of this transaction, in no event may Generex (i) repay the principal amount due and owing under the Notes with shares of common stock or (ii) issue securities at a price per share less than the then conversion price of the Notes or exercise price of the Warrants. Generex plans to seek shareholder preapproval of this transaction at its Annual Meeting scheduled for May 27, 2008.

In addition, in connection with the transaction, Generex will (a) reduce the exercise price of Generex’s outstanding common stock purchase warrants that are held by the investors and certain other warrant holders and that have strike prices ranging from $1.25 to $3.00, to $1.10, which equals the closing price of the common stock on the NASDAQ Capital Market on March 31, 2008, and (b) extend the expiration date of such warrants to March 31, 2015. The holders of those warrants will waive all anti-dilution entitlements they have in respect of any previously issued securities of Generex with respect to the issuance or conversion of the Notes, the payment of the installments or interest in shares of the common stock, or the issuance or exercise of the Warrants.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), served as exclusive placement agent for the transaction.

The securities sold in the private placement and the shares issuable upon the conversion of the Notes and upon the exercise of the Warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission ("SEC") or through an applicable exemption from SEC registration requirements. Generex has agreed to file a registration statement with the SEC covering the resale of the common stock issuable upon conversion of the Notes and upon the exercise of the Warrants.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of Generex.

About Generex

Generex is engaged in the research, development, and commercialization of drug delivery systems and technologies. Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs). The Company’s proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Company’s proprietary RapidMist™ device. The Company’s flagship product, oral insulin (Generex Oral-lyn™), which is available for sale in Ecuador for the treatment of patients with Type-1 and Type-2 diabetes and which was approved for sale in India in October 2007, is in various stages of clinical development around the world. For more information, visit the Generex website at www.generex.com.

Safe Harbor Statement: This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as ``expects,'' ``plans,'' ``intends,'' ``believes,'' ``will,'' ``estimates,'' ``forecasts,'' ``projects'' or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials. Because of this, statements regarding the expected timing of clinical trials cannot be regarded as actual predictions of when Generex will obtain regulatory approval for any ``phase'' of clinical trials. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Contact:
CEOcast, Inc.
Gary Nash
212-732-4300

American Capital Ventures, Inc.
For Generex:
Howard Gofstrand
305-918-7000